UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                          SCHEDULE 13D


            Under the Securities Exchange Act of 1934
                    (Amendment No.    1    )*


                    EVERGREEN RESOURCES, INC.
                        (Name of Issuer)

                    COMMON STOCK, NO PAR VALUE
                  (Title of Class of Securities)

                           299900 30 8
                         (CUSIP Number)
             Gerald DeNotto, EIF Acquisition L.L.C.
1075 Noel Avenue, Wheeling, Illinois  60090  (864) 520-3212
   (Name, Address and Telephone Number of Person Authorized to
               Receive Notices and Communications)

                        January 8, 1997
     (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G  to  report  the  acquisition which is the  subject  of  this
Schedule 13D. and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box .

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13a-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all OTHER PROVISIONS of the Act (however, see the Notes).

                                                  SEC 1746(12-91)

                          SCHEDULE 13D

CUSIP NO. 299900 30 8                   PAGE   2   OF  21   PAGES

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    Gerald R. Forsythe
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States
                7   SOLE VOTING POWER
                    0
  NUMBER OF     8   SHARED VOTING POWER
    SHARES          1,592,716
 BENEFICIALLY
   OWNED BY
     EACH       9   SOLE DISPOSITIVE POWER
  REPORTING         0
    PERSON
     WITH
               10   SHARED DISPOSITIVE POWER
                    1,592,716
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,592,716
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    16.7%
14  TYPE OF REPORTING PERSON*
    IN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   3   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    Energy Investors Fund, L.P.
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          378,952
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   378,952
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    378,952
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.05%
14  TYPE OF REPORTING PERSON*
    PN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   4   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    Energy Investors Fund, II, L.P.
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          1,213,764
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   1,213,764
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,213,764
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    12.75%
14  TYPE OF REPORTING PERSON*
    PN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   5   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    Energy Investors Partners, L.P.
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          378,952
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   378,952
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    378,952
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    4.05%
14  TYPE OF REPORTING PERSON*
    PN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   6   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    Energy Investors Partners, II, L.P.
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          1,213,764
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   1,213,764
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,213,764
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    12.75%
14  TYPE OF REPORTING PERSON*
    PN
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   7   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    EIF Investors, Inc.
    06-1224170
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          1,592,716
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   1,592,716
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,592,716
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    16.7%
14  TYPE OF REPORTING PERSON*
    CO
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   8   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    EIF Acquisition L.L.C.
    36-4085847
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b)X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          1,592,716
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   1,592,716
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,592,716
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    16.7%
14  TYPE OF REPORTING PERSON*
    OO
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                          SCHEDULE 13D

CUSIP     299900 30                    PAGE   9   OF   21   PAGES
NO.           8

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S INDENTIFICATION NO.OF ABOVE PERSON
    Indeck Capital, Inc.
    36-3960183
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a)
                                                           (b) X
 3  SEC USE ONLY
 4  SOURCE OF FUNDS*
    N/A
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
 6  CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
                7  SOLE VOTING POWER
                   0
  NUMBER OF     8  SHARED VOTING POWER
   SHARES          1,592,716
BENEFICIALLY
  OWNED BY
    EACH        9  SOLE DISPOSITIVE POWER
  REPORTING        0
   PERSON
    WITH
               10  SHARED DISPOSITIVE POWER
                   1,592,716
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,592,716
12  CHECK BOX IF THE AGGREGATE AMOUNT IN
    ROW (11) EXCLUDES CERTAIN SHARES*
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    16.7%
14  TYPE OF REPORTING PERSON*
    CO
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE
                          ATTESTATION.

                                       PAGE  10   OF   21   PAGES


Item 5.   Interest in Securities of the Issuer.

          (a)  As of the date of this statement, Gerald R.
Forsythe ("Forsythe"), through

               (i)    Indeck Capital, Inc., a Delaware
corporation;

               (ii) EIF Acquisition L.L.C., a Delaware limited liability company;

               (iii)  EIF Investors, Inc., a Delaware corporation
(the entities named in clauses (i) through (iii), the "Forsythe
Companies");

               (iv)   Energy Investors Partners II, L.P.
("Partners II"), a Delaware limited partnership (as general partner of Energy Investors Fund II, L.P., a Delaware limited partnership ("Fund II")); and

               (v)    Energy Investors Partners, L.P.
("Partners I"), a Delaware limited partnership (as general partner of Energy Investors Fund, L.P., a Delaware limited partnership ("Fund I"),

is the indirect beneficial owner of 1,592,716 shares of the common stock ("Common Stock") of Evergreen Resources, Inc., a Colorado corporation and the issuer to which this statement relates ("Evergreen"), which ownership represents 16.7% of the Common Stock. The Common Stock indirectly beneficially owned by Forsythe is owned directly by Fund I and Fund II.

          Fund I is the direct beneficial owner of 378,952 shares of Common Stock, which ownership represents 4.05% of the outstanding Common Stock.

          Fund II is the direct beneficial owner of 1,213,764 shares of Common Stock, which ownership represents 12.75% of the outstanding Common Stock.

          (b) Forsythe and the Forsythe Companies have shared voting and dispositive power with respect to 1,592,716 shares (16.7%) of the Common Stock. Fund I and Partners I have shared voting and dispositive power with respect to 378,952 shares (4.05%) of the Common Stock. Fund II and Partners II have shared voting and dispositive power with respect to 1,213,764 shares (12.75%) of the Common Stock.

          (c) On January 8, 1997, Fund II reached final agreement with Evergreen on the terms pursuant to which Fund II would agree to convert into Common Stock the 1,500,000 shares of 8% Convertible Preferred Stock of Evergreen (the "Preferred Stock") held by Fund II. Pursuant to the January 8 agreement (the "Conversion Agreement"), the conversion was effected at a per share conversion price of $6.50, which resulted in the issuance by Evergreen to Fund II of 230,770 shares of Common

                                       PAGE  11   OF   21   PAGES


Stock. At the time of conversion of the Preferred Stock, Evergreen also paid to Fund II, in shares of Common Stock, the accrued but unpaid dividend in respect of the Preferred Stock. The amount of the dividend was $20,000, and the number of shares issued in lieu of cash in payment of the dividend was 3,077. The conversion of the Preferred Stock, pursuant to the Conversion Agreement, was given financial effect as of December 1, 1996.

          As an inducement for Fund II to convert the Preferred Stock, Evergreen agreed to issue to Fund I and Fund II an aggregate of 50,000 5-year warrants, each to purchase one share of Common Stock at an exercise price of $7.80 per share. Of the 50,000 warrants, 14,452 were issued to Fund I, and 35,548 were issued to Fund II. In addition, Evergreen agreed to issue to Fund II 150,000 5-year warrants, each to purchase one share of Common Stock at an exercise price of $7.00 per share (the "$7.00 Warrants").

          Upon conversion of the Preferred Stock, the 5 Class B Warrants of Evergreen held by Fund II, each to purchase 35,971.23 shares of the Common Stock (which were to vest in the event that Evergreen did not redeem the Preferred Stock in accordance with the terms of the certificate of designations relating to the Preferred Stock) expired by their terms.

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer.

          Pursuant to the terms of the Conversion Agreement, if Evergreen files a registration statement with respect to any of the Common Stock in the first quarter of 1997, the shares of Common Stock issuable upon exercise of the $7.00 Warrants will be registered in connection therewith.

          The form of the Common Stock warrant (to be used with respect to the issuance of the $7.00 Warrants and the $7.80
Warrants) is attached to this statement as an exhibit.

Item 7.   Material to be Filed as Exhibits.

          Standard Form Warrant for $7.00 Warrants and $7.80
Warrants

                                       PAGE  12   OF   21   PAGES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.

Date:     February 5, 1997


                        /s/ Gerald F. DeNotto
                        Gerald F. DeNotto
                  Authorized Representative for
                       Gerald R. Forsythe